UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 12, 2011

VAUGHAN FOODS, INC.

(Exact name of Registrant as specified in its charter)

Oklahoma	001-33446	73-1342046

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

216 N.E. 12th Street, Moore, OK 73160
(Address of Principal Executive Office) (Zip Code)

(405) 794-2530
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Settlement of Certain Litigation

On September 12, 2011, Vaughan Foods, Inc. issued a press release announcing that it reached an agreement in principle to settle the purported class action lawsuit, styled Kevin Wolters v Herbert Grimes et al (the “Action”), challenging the proposed merger of Vaughan and Reser’s Fine Foods, Inc. (the “Merger”). Effective as of September 9, 2011, the parties to the Action entered into a Memorandum of Agreement pursuant to which the Action would be settled in consideration for Vaughan having made certain additional disclosures relating to the Merger, which were included in a Current Report on Form 8-K filed with the SEC on September 9, 2011, and the defendants’ agreement to pay plaintiff’s reasonable legal counsel’s fees and disbursements in an amount to be negotiated or, if no agreement can be reached, an amount determined by the United States District Court, Cleveland County, Oklahoma having jurisdiction over the Action (the “Court”). The settlement is subject to the parties agreeing on, executing and presenting to the Court within 60 days a formal Stipulation of Settlement that will dismiss the Action with prejudice against all the defendants.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Number    Description of Exhibit

99.1	Press release.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaughan Foods, Inc.

Dated: September 12, 2011	By:	/s/ Gene P. Jones

Name: Gene P. Jones
Title: Secretary, Treasurer and Chief Financial Officer